Exhibit 99.2

                       Directors Named to Kerr-McGee Board

     OKLAHOMA CITY (Feb. 26, 1999) - Five directors have been elected to the board of Kerr-McGee Corp. (NYSE: KMG), effective immediately upon closing of the merger with Oryx Energy Co. (NYSE: ORX).
     The merger of Kerr-McGee and Oryx was approved today by stockholders of both companies, and documents are being filed in Delaware to finalize the transaction. The merged company's board of directors will include the nine Kerr-McGee board members and five new members from the former Oryx board.

     Joining Kerr-McGee's current board members will be:

- William E. Bradford, chairman of Halliburton Co., a provider of energy and energy services. Prior to being elected chairman in 1998, he was chairman and chief executive officer of Dresser Industries, Inc., from 1996 to 1998. In 1998, Dresser merged with Halliburton. At Dresser, he served as president and chief executive officer from 1992 to 1995 and was president and chief executive officer of Dresser-Rand Co. from 1988 to 1992. He is also a director of Ultramar/Diamond Shamrock, Inc.
- Sylvia A. Earle, chairman of Deep Ocean Exploration and Research, Inc., since 1992 and an explorer-in-residence for the National Geographic Society. From 1993 to 1995, she served as chairman of the Sea Change Trust and Caribbean Marine Research Center. Her previous positions include chief scientist and then advisor to the administrator of the National Oceanic and Atmospheric Administration.
- David G. Genever-Watling, managing director of a private investment firm since 1997. Prior to this, he was president and chief executive officer of General Electric Industrial and Power Systems from 1992 to 1995 and senior vice president from 1990 to 1992.
- Robert L. Keiser, who will become chairman of Kerr-McGee Corp.following the merger. Keiser has been chairman of the board and chief executive officer of Oryx since 1994. He was president and chief operating officer of Oryx from 1992 to 1994.
- Ian L. White-Thomson, chairman of U.S. Borax, Inc., a provider of borax and borate technology. Prior to being elected chairman in 1996, he served as president and chief executive officer for eight years. He has also served as chief executive officer of Rio Tinto Borax Ltd. since 1995. He is a director of 3D Systems Corp. and KCET Community Television of Southern California.

         These  five  directors  will  serve  with  Kerr-McGee's   current  nine
directors:

- Luke R. Corbett, chairman and chief executive officer of Kerr-McGee. He will serve as chief executive officer of the merged company.
-    Martin C. Jischke, president of Iowa State University.
- Tom J. McDaniel, vice chairman of Kerr-McGee. McDaniel will remain vice chairman following the merger.
- William C. Morris, chairman of the board and president of J. & W. Seligman & Co., Inc.
-    John J. Murphy, managing director of a private investment firm.
-    Leroy C. Richie, president of Intrepid World Communications.
- Richard M. Rompala, chairman of the board, president and chief executive officer of The Valspar Corporation.
-    Matthew R. Simmons, president of Simmons & Co. International.
- Farah M. Walters, president and chief executive officer of University Hospitals of Cleveland.

         Kerr-McGee, an Oklahoma City-based energy and chemical company with worldwide operations, will have assets of $5.6 billion following the merger.

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     CONTACT:     Debbie Schramm
                  (405) 270-2877